Exhibit 5.1

Proskauer Rose LLP 2029 Century Park East, Suite 2400 Los Angeles, CA 90067-3010

May 23, 2025

Benitec Biopharma Inc.

3940 Trust Way

Hayward, California 94545

Ladies and Gentlemen:

We have acted as counsel to Benitec Biopharma Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder, of a registration statement on Form S-3 (the “Registration Statement”), for the purpose of registering under the Securities Act 900,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) issued to the selling stockholders identified in the Registration Statement (the “Selling Stockholders”) pursuant to that certain securities purchase agreement, dated March 25, 2025, by and among the Company and the Selling Stockholders (the “Securities Purchase Agreement”). The Shares are to be offered and sold by the Selling Stockholders.

In connection with rendering this opinion, we have examined: (i) the Registration Statement; (ii) the Securities Purchase Agreement; (iii) the Registration Rights Agreement, dated March 26, 2025, by and among the Company and the Selling Stockholders; (iv) the bylaws of the Company, as amended and restated to date; (v) the Certificate of Incorporation of the Company, as amended and restated and amended to date; (vi) corporate proceedings of the Company relating to its issuance of the Shares and the filing of the Registration Statement; and (vii) such other documents as we have deemed necessary or appropriate for purposes of this opinion.

We have made such examination of law as we have deemed necessary to express the opinions contained herein. As to matters of fact relevant to this opinion, we have relied upon, and assumed without independent verification, the accuracy of certificates of public officials and officers of the Company. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion, assuming no change in the applicable law or pertinent facts, that the Shares have been duly authorized by the Company and are legally issued, fully paid and non-assessable.

This opinion is limited in all respects to the General Corporation Law of the State of Delaware, and we express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction. The reference and limitation to the “General Corporation Law of the State of Delaware” includes all applicable Delaware statutory provisions of law and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion letter in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement and the prospectus contained therein. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP

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